EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

Innovation Beverage Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common shares	Rule 457(o)		$		$17,250,000	0.00011020	$1,900.95
	Equity	Representative’s warrants(2)	Rule 457(g)			-	-	-	-
	Equity	Common shares underlying Representative’s warrants(3)(4)	Rule 457(o)			-	$517,500	0.00011020	$57,03
	Total Offering Amounts						$17,767,500	0.00011020	$1,957.97
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$1,957.97

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”), as amended. Includes the Common Shares that the underwriters have the option to purchase to cover any over-allotments.
(2)	Included in the price of the common stock. No separate registration fee required pursuant to Rule 457(g) under the Securities Act.
(3)	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to three percent (3%) of the common shares to be issued and sold in this offering (including any common shares sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 100% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers such s issuable upon the exercise of the representative’s warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $517,500, which is equal to 100% of $517,500 (3% of $17,250,000). “Underwriting” contains additional information regarding underwriter compensation
(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.